Exhibit 99.1

CONTACTS:	Media:	Investors:
	Peter Himler/Colin Nagy	Gary S. Maier/Craig Parsons
	Flatiron/Source Communications	Maier & Company, Inc.
	516-729-6461/212-239-8678	(310) 442-9852
	peter.himler@gmail.com	info@maierco.com
colin.nagy@mac.com

JONATHAN DOLGEN JOINS ARTISTdirect, Inc. AS SENIOR CONSULTANT

— Veteran Entertainment Industry Executive to Advise on the Development
of Piracy Protection Initiatives and New Business Opportunities —

SANTA MONICA, CA, October 9, 2006 — ARTISTdirect, Inc. (OTC.BB: ARTD) today announced that entertainment industry veteran Jonathan Dolgen has joined the company as a senior consultant.  Dolgen, 61, will work with management on a variety of initiatives, focusing initially on enhancing and expanding ARTISTdirect’s proprietary positions in online digital piracy protection.

As the former chairman and chief executive officer of Viacom Entertainment Group, Dolgen led the entertainment conglomerate’s motion picture and television production and distribution, regional theme parks, theatrical exhibitions, and publishing businesses.  Subsequent to his tenure at Viacom, Dolgen established Wood River Ventures, LLC, a private entity seeking investments and other opportunities primarily focused in the media sector.  Through Wood River Ventures, LLC, Dolgen established a relationship with Madison Dearborn Partners, a Chicago-based private equity firm, to seek opportunities in the media and related sectors.  Since leaving Viacom, Dolgen also joined the board of directors of Charter Communications, Inc. and Expedia, Inc. and became a member of the City of Los Angeles and Los Angeles County Homeland Security Advisory Councils and the Cornell University major gifts committee.  Dolgen also serves as a senior advisor to Viacom, Inc.

The ARTISTdirect Network (www.ARTISTdirect.com) is the third most-visited music destination on the Internet with approximately 16.6 million unique visitors in the United States (Source:  comScore Media Metrix — Sept. 15, 2006) and approximately 43 million unique visitors worldwide.  The company’s MediaDefender subsidiary has an estimated 90 percent share of the expanding Internet-piracy-protection market.  Latest estimates indicate that more than 300 million people worldwide are using the peer-to-peer networks to access digital media every month.

“The file-sharing networks attract the largest audience for media in the world,” said Jon Diamond, chief executive officer of ARTISTdirect, Inc.  “Our services are designed to protect the intellectual property and revenue streams of our clients, and to make it possible for them to monetize this distribution channel through creative marketing and promotional programs.”

Jon Diamond added, “Digital piracy poses one of the most serious challenges ever faced by the media industry.  Illegal downloading and digital file-sharing activities are growing ever more sophisticated and pervasive.  Protecting against online piracy and monetizing the vast and growing peer-to-peer audience are critical to the long-term success and profitability of our clients.  We are extremely fortunate to have Jonathan Dolgen — with his depth of industry knowledge and experience — help us address these issues and build on ARTISTdirect’s leadership position in providing the highest quality service to our clients, which include the major film and television studios, record labels, and videogame and computer software companies.”

Jonathan Dolgen noted, “During my 30 years in the entertainment business, the industry has always been faced with important issues concerning the protection of intellectual property.  At no time has the problem been as potentially daunting as it is today.  While the digital revolution has provided great opportunities for growth, it has also created potential danger to the integrity of all intellectual property — particularly within peer-to-peer environments.  I am delighted to have the opportunity to work with Jon Diamond and his team in the development of innovative solutions for the protection and promotion of the music, film, TV and software industries’ intellectual property on the major global peer-to-peer networks. I believe that the company’s innovative services can be a critical part of the solution to these problems.”

Prior to Viacom, Dolgen held senior management roles at Columbia Pictures Industries, Inc., Twentieth Century Fox and Fox, Inc., and Sony Pictures Entertainment.  In addition to his other activities, Dolgen also serves on the Board of Fellows of the Claremont University Center and Graduate School.  Dolgen is also a member of the Simon Wiesenthal Center’s Board of Trustees.  In 1997, Dolgen was honored by the Center with its Humanitarian Award.  In 2002, Dolgen received the “Pioneer of the Year” Award from the Motion Picture Pioneers Assistance Fund.  Dolgen earned a Juris Doctorate degree from New York University and a Bachelor of Science degree from Cornell University.

About ARTISTdirect, Inc.

Headquartered in Santa Monica, California, ARTISTdirect, Inc. is a digital media entertainment company that is home to an online music network and, through its MediaDefender subsidiary, is the leading provider of anti-piracy solutions in the Internet-piracy-protection industry.  The ARTISTdirect Network  (http://www.artistdirect.com) is a network of web-sites offering multi-media content, music, news and information organized around shared music interests, music-related specialty commerce and digital music services.

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Forward-Looking Statements:

This news release may contain “forward-looking” statements, which are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995, and include words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “may,” “will” or similar expressions that are intended to identify forward-looking statements.  In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements.  Such statements are not guarantees of future performance and subject to risks, uncertainties and assumptions that are difficult to predict.  Therefore, the Company’s actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.  Except as required by applicable law or regulation, the Company undertakes no obligation to revise or update any forward-looking statements contained herein in order to reflect future events or circumstances.  For a further description of various risks and uncertainties with respect to ARTISTdirect’s business, please refer to the Company’s filings with the Securities and Exchange Commission, which can be viewed without charge on the Internet at www.sec.gov.